Filed Pursuant to Rule 433

Registration No. 333-228364-11

$1.857+ billion Santander Drive Auto Receivables Trust (SDART 2020-3)

Joint Bookrunners: RBC (str), BMO, Citi

Co-Managers: Barclays, Santander, Societe Generale

CLS	SIZE (mm)	WAL	M/F	E.FNL	L.FNL	BENCH	SPRD	YLD%	CPN%	PRICE
A-1	215.000	0.14	P-1/F1+	12/20	10/21	iLib	+10	0.28161		100.00000
A-2-A	573.500	0.67	Aaa/AAA	12/21	09/23	EDSF	+21	0.466	0.46	99.99618
A-3	273.440	1.50	Aaa/AAA	07/22	07/24	EDSF	+30	0.527	0.52	99.99041
B	210.210	2.02	Aa1/AA	12/22	03/25	iSwp	+48	0.701	0.69	99.97996
C	318.040	2.67	Aa2/A	11/23	01/26	iSwp	+90	1.127	1.12	99.98853
D	266.850	3.54	Baa2/BBB	09/24	11/26	iSwp	+140	1.651	1.64	99.98161

Expected Pricing : Priced	Expected Ratings : Moody’s/Fitch
Expected Settlement : 09/23/20	Registration : SEC Registered
First Payment Date : 10/15/20	ERISA Eligible : Yes
ABS-15G Filing : Fri, 9/4	Pricing Speed : 1.5 ABS to 10% call
BBERG Ticker : SDART 2020-3	Min Denoms : 1k x 1k
Bill & Deliver : RBC	RR Compliance : US - Yes; EU - Yes

-Available Materials-

Preliminary Prospectus and Free Writing Prospectus (attached)

DealRoadshow: www.dealroadshow.com; Password “SDART20203”

Intex CDI (attached)

IntexNet Dealname “RBCSDAR2003”; Password “66B7”

Cusips:

A-1 : 80285W AA5

A-2-A : 80285W AB3

A-2-B : 80285W AC1

A-3 : 80285W AD9

B : 80285W AE7

C : 80285W AF4

D : 80285W AG2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.